                                                                   Exhibit 10(v)

         AGREEMENT made as of the 17th day of May, 1995 by and between CBS Inc. ("CBS"), a New York corporation, having its principal office at 51 West 52nd Street, New York, New York 10019, and Leslie Moonves ("Executive"), residing at 1045 North Bundy Drive, Los Angeles, California 90049.

                               W I T N E S S E T H
         WHEREAS, CBS desires to secure the services of Executive as an executive, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, it is agreed between CBS and Executive as follows:

         1. (a) CBS hereby employees Executive, and Executive hereby accepts employment, as President, CBS Entertainment Division of CBS ("CED"), and as Executive Vice President, CBS Broadcast Group ("CBG"), for a five-year term commencing December 5, 1995 and ending December 4, 2000 (the "Employment Term"). Each successive year of the Employment Term is herein referred to as a "Contract Year," with the first Contract Year to commence December 5, 1995 and to continue through December 4, 1996, and each successive Contract Year thereafter to commence on December 5 and continue through December 4 of the applicable Contract Year.

            (b) Executive shall report directly and only to the person who is President of the CBG.

            (c) So long as this agreement is not terminated pursuant to paragraph 7 below and Executive is rendering services hereunder, there shall be no higher executive of CED, and Executive shall have full authority and responsibility to run CED, including the hiring and replacement of personnel for CED and the setting of projects for development and production, such projects to include series and other production commitments, in accordance with CBS policies and practices. Financial commitments undertaken by Executive must adhere to established practices and policies of CBS. Executive shall have the opportunity to participate in discussions concerning the development and review of such practices and policies.

            (d) So long as this agreement is not terminated pursuant to paragraph 7 below and Executive is rendering services hereunder, Executive shall provide executive services to CBS in a manner determined by the President, CBG.


         2. (a) CBS agrees to pay Executive, and Executive agrees to accept from CBS for his services hereunder, a base salary of $2,500,000 per annum for the first Contract Year, $2,500,000 for the second Contract Year, $2,500,000 for the third Contract Year, $2,500,000 for the fourth Contract Year, and $2,500,000 for the fifth Contract Year. Base salary shall be payable bi-weekly or in such other manner as CBS may designate for employees generally.

            (b) In addition to the base salary provided for in paragraph 2(a) above, Executive shall receive a bonus payment of $1,500,000 per annum in each Contract Year of the Employment Term. Bonus payments, which shall not be considered as base salary, shall be prorated over the applicable

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Contract Year, and each pro rata portion shall be paid with base salary in the manner described above in paragraph 2(a). The bonus payments provided for herein are intended to substitute for any sums that otherwise would or might be payable to Executive under the CBS Executive Incentive Plan (EIP), for which Executive shall not be eligible.

         3. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of CBS employees such as pension plans, investment funds and group medical, disability or other insurance plans and benefits, if and to the extent he is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time. Executive shall also be eligible and recommended to the CBS Board of Directors for participation in the CBS's Supplemental Executive Retirement Plan (SERP) and the CBS Stock Rights Plan (SRP) or any successor plans thereto, and other plans in which participation is limited to CBS executives in positions comparable to Executive's; provided, however, that Executive shall not be eligible to participate in or receive payments under the EIP or any successor plans thereto. To the extent Executive participates in any benefit plan, such participation shall be based solely upon Executive's base salary, except that Executive's participation in SERP shall be based upon fifty percent (50%) of the annual bonus payment provided for in paragraph 2(b). With respect to Executive's eligibility for participation in the SRP, it is understood and agreed that Executive shall be proposed for a grant of stock options pursuant to the CBS Stock Rights Plan at each meeting of the CBS Board of Directors during the Employment Term at which grants are proposed for CBS senior executives and that if and when such stock options are granted, the number of options granted to Executive shall be no less than that awarded to any person reporting to the President, CBG at the time of such grant. Executive acknowledges, however, that since SERP and the Stock Rights Plan are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is not a guarantee of actual participation because the CBS Board of Directors' discretion, or that of the appropriate committee of such Board, in granting participation, is absolute.

         4. Executive shall be entitled to four (4) weeks vacation with pay in each Contract Year, and vacation shall be governed in accordance with CBS policy.

         5. Executive agrees to devote all of his business time and attention to the affairs of CBS, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS for executives in comparable positions, and agrees that his business/professional services shall be completely exclusive to CBS during the term hereof.

         6. Executive acknowledges that he has been furnished a copy of the Policy Notes from the President concerning Conflicts of Interest ("Conflicts Policy") dated December 13, 1989, and a copy of the "CBS Policy Summary." Executive further acknowledges that he has read and fully understands all of the requirements thereof, and acknowledges that at all times during the term hereof, he shall perform his services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto including without limitation any notice provisions therein (notwithstanding any notice provisions to the contrary which may be contained in paragraph 13 of this

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agreement); provided, however, that is understood and agreed that the exercise by Executive during the Employment Term of stock options awarded to him by his prior employer that would be forfeited if not exercised by him during the Employment Term shall not be deemed to be a violation of the Conflicts Policy.

         7. If, during the term of this agreement, the employment of Executive by CBS should be terminated by CBS for cause (which for these purposes is defined as (i) fraud, misappropriation or embezzlement on the part of Executive;
(ii) Executive's willful failure to perform services hereunder, unless such failure is cured within fifteen (15) days after written notice specifying the alleged failure; or (iii) Executive's intentional breach of the provisions of paragraph 5 or of paragraph 6 hereof, unless such breach is cured within fifteen
(15) days after written notice specifying the alleged breach) or for Executive's incapacity, then CBS shall immediately have the right to terminate this agreement without further obligation; provided, however, that in the event of Executive's incapacity CBS may terminate this agreement effective only during the period of incapacity and only after the expiration of a period the length of which shall be determined by the CBS Personnel Department pursuant to the then applicable CBS sick leave policy for CBS exempt staff employees as though such policy were applicable to this agreement but in any event not less than four (4) consecutive weeks. If Executive is found to be insurable for the purposes of the CBS Senior Executive Life Insurance Plan (SELIP), CBS will obtain insurance, at CBS's expense and for CBS's benefit, or CBS will self-insure, against Executive's incapacity, for an amount equal to the total compensation payable to Executive pursuant to paragraph 2 of this agreement during the Employment Term. The insured amount shall be reduced at the beginning of the second Contract Year of the Employment Term, and of each Contract Year thereafter, to correspond to the remaining compensation payable to Executive under the terms of paragraph 2 of this agreement. The insured amount shall be further reduced by the maximum amount of Executive's salary which may be insured under the CBS Long Term Disability ("LTD") Plan at the time of disability, regardless of whether Executive elects to obtain full benefits to which he is entitled under CBS's LTD Plan. If Executive is found to be insurable as set forth above and CBS terminates this agreement by reason of Executive's incapacity, Executive shall continue to be paid the annual compensation that would otherwise be payable under the terms of paragraph 2 of this agreement for the duration of the Employment Term, less the maximum amount of Executive's salary which may be insured under the CBS Long Term Disability ("LTD") Plan at the time of disability, regardless of whether Executive elects to obtain full benefits to which he is entitled under CBS's LTD Plan.

         Nothing herein shall obligate CBS to utilize Executive's services, and CBS shall have fulfilled all of its obligations hereunder by payment to Executive of the applicable compensation provided for in paragraphs 2 and 11 hereof, plus any benefits to which Executive is entitled pursuant to paragraph 3 above during the Employment Term, and the fulfillment of the indemnification obligation set forth in paragraph 12 below.


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


         If, during the Employment Term, CBS elects to terminate Executive's employment hereunder for any reason other than cause (as hereinabove defined), or if this agreement is terminated by Executive for Good Reason (as hereinbelow defined), Executive shall have no duty to mitigate, and shall be entitled to receive his base salary and bonus as provided for in paragraph 2 and any additional payment provided for in paragraph 11 (none of which shall constitute severance pay), for the remainder of the Employment Term, with no offset based on any employment Executive may obtain following such termination. Following any such termination, CBS shall have no obligation whatsoever to make any further payments to Executive except as provided in the preceding sentence. Notwithstanding anything contained in this agreement, Executive shall not be entitled to receive any severance pay upon the termination of this agreement or of Executive's employment hereunder at any time during the Employment Term.

         "Good Reason" shall mean any of the following (without Executive's prior express written consent) which, on written notice from Executive, CBS shall not have cured within fifteen (15) days: (A) the repeated failure of CBS to pay Executive any compensation due and owing hereunder (it being agreed that written notice with respect to a repeated failure need be given only one time);
(B) removing Executive from his title or position as President, CED; (C) inserting any other person in the chain of authority between the Executive and the person who is President of CBG; (D) diminishing in any substantial way Executive's authority for the management and operation of CED; or (E) diminishing in any substantial way the functions of CED.

         8. In accordance with the then applicable CBS policy, CBS shall reimburse Executive for the cost of his reasonable, actual and necessary business and travel expenses incurred in connection with his services hereunder.

         9. Executive shall be entitled to receive a payment of $1,500 for each month of his employment hereunder to offset certain benefits which Executive is foregoing with his present employer by accepting employment with CBS.

         10. CBS shall own all right, title and interest in perpetuity to the results of Executive's services and all artistic materials and intellectual properties which are, in whole or in part, created, developed or produced by Executive during the Employment Term and which are suggested by or related to Executive's employment hereunder or any activities to which Executive is assigned, and Executive shall not have or claim to have any right, title or interest therein of any kind or nature. Nothing in the preceding sentence is intended to constitute a waiver of CBS's Conflict of Interest policies.

         11. In the vent of a Change of Control (as defined below) during the Employment Term and while Executive is rendering services hereunder, Executive shall continue to be employed by CBS pursuant to the terms of this agreement. If there is a Change of Control (as defined below) during the Employment Term and while Executive is rendering services hereunder in which the Per Share Consideration (as defined below) is less than the Threshold Amount (as defined below), Executive shall receive, in addition to the compensation provided for in paragraph 2 hereof, an additional payment of $1,000,000 for each remaining Contract Year (or prorated portion thereof) of the Employment Term


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following consummation of such Change of Control, payable over the course of each such year in the manner provided for in paragraph 2. If the Per Share Consideration in such Change of Control during the Employment Term and while Executive is rendering services hereunder is equal to or more than the Threshold Amount, CBS shall pay to Executive (in lieu of the additional payment provided for in the preceding sentence), promptly following consummation thereof, $5,000,000 plus an amount equal to the product of $500,000 and the amount by which the Per Share Consideration exceeds the sum of the Threshold Amount and $10. "Change of Control" means a transaction or business combination in which the shareholders of CBS immediately before consummation thereof do not immediately following consummation thereof beneficially own at least fifty percent (50%) of the voting securities of the resulting entity; provided, however, that the acquisition or disposition of shares of CBS by Loews Corporation shall not in any event result in a Change of Control within the meaning of this agreement, except for the disposition of such shares in connection with a transaction in which a third party acquires at least fifty percent (50%) of the voting securities of CBS. "Per Share Consideration" means the fair market value as of the date of payment of the consideration per share of CBS Common Stock received in a Change of Control transaction (such fair market value to be determined in good faith by the CBS Board of Directors, provided that if such consideration includes publicly traded securities, fair market value for such securities shall be the average of the closing or last sale prices for such securities for the ten trading days following consummation of such Change of Control). "Threshold Amount" means $80 plus the amount, if any, by which retained earnings (as set forth in CBS's annual audited balance sheet) per outstanding CBS share increases from December 31, 1995 to December 31 of the fiscal year immediately preceding the Change of Control; provided, however, that at no time shall the Threshold Amount be less than $80. In the vent of a stock split or stock dividend, or a reclassification or similar change in CBS's outstanding Common Stock, or in the event of an extraordinary dividend or a spin-off (but not a share repurchase), CBS's Board of Directors shall in good faith make appropriate adjustments to the amounts set forth in this paragraph.

         12. CBS shall, to the fullest extent permitted by applicable law, indemnify Executive and hold him harmless from and against any claim, loss, liability, judgment or expense (including reasonable attorneys fees) arising from or relating to Executive's employment by CBS.

         13. Any controversy or claim arising out of or relating to this agreement, or to the construction, validity or enforceability thereof (except any claim or controversy arising out of or relating to paragraph 11 of this agreement, or the construction, validity or enforceability thereof), shall be settled by arbitration held in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association. An arbitration held pursuant to this paragraph shall be conducted by a single arbitrator mutually agreeable to and designated by the parties, who shall be either a retired or former Judge of a Untied States District Court of United States Court of Appeals, or a law professor with acknowledged expertise from a nationally recognized law school. Such arbitration shall be commenced by delivery by hand or certified mail of a written demand setting forth the claim or controversy which the demanding party wishes to have resolved. The arbitrator shall determined rules for the conduct of the


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arbitration proceeding. All documents, information or testimony provided by either party to the other, or the arbitrator, shall be maintained in confidence. Any award, ruling or judgment of the arbitrator shall be rendered in writing and shall be final and binding on the parties. The arbitrator shall be empowered to grant any appropriate remedy that may be available in law or equity, except that the arbitrator shall have no authority to award punitive damages. Judgment on an award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and other costs of the arbitration, including the fees and expenses of the arbitrator and of each party's attorneys and expert witnesses, shall be allocated by the arbitrator at his or her discretion.

         14. This agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This agreement shall be binding upon and insure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assign, it being understood that no assignment of this agreement, in whole or in part, will relieve either party of its obligations hereunder. This agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this agreement, as applied to either party or to any circumstance, shall be adjusted by a court to be void or unenforceable, the same shall in no way affect any other provision of this agreement or the validity or enforceability thereof.

         15. All notice or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their address above indicated, or at such other addresses as they may hereafter designated in writing. All such notices or other communications directed to CBS shall be directed to the attention of Peter Keegan, Executive Vice President and Chief Financial Officer, and to Ellen Oran Kaden, Executive Vice President, General Counsel and Secretary, or such other persons whom CBS may hereafter designated in writing. Any notice to Executive also shall be sent in the same manner to:

                           Ernest Del, Esq.
                           Del, Rubel, Shaw, Mason & Derin
                           2029 Century Park East - Suite 3910
                           Los Angeles, California  90067-3025

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                                    CBS Inc.


                                    ----------------------------------

/s/ Leslie Moonves
--------------------------
Executive

                                                                          [LOGO]

                                                       51 West 52nd Street
CBS BROADCASTING INC. Michael H. Jordan                New York, New York  10019
                      Chairman and                     (212) 975-3535
                      Chief Executive Officer




                                                      CONFIDENTIAL & PROPRIETARY

                                                                January 20, 1998




Mr. Leslie Moonves
51 West 52nd Street
New York, New York  10019


Dear Mr. Moonves:


         This letter (the "Amendment") will amend, as set forth below, the provisions of the Agreement between you ("Executive") and CBS Broadcasting Inc. (formerly known as CBS Inc.) ("CBS") dated as of May 17, 1995 (the "Agreement") pursuant to which you perform services for CBS.


         Upon execution of the Amendment by you and CBS, all changes set forth in the Amendment will be effective as of June 17, 1997 except as otherwise set forth herein.


         1. The following two sentences are hereby added after the first sentence of current paragraph 1(a) of the Agreement:


         "Beginning August 7, 1997, Executive will be employed as President, CBS Television, and Executive Vice President, CBS, rather than as President, CBS Entertainment Division of CBS ("CED"), and Executive Vice President, CBS Broadcast Group. In addition, Executive will serve on the CBS Committee currently consisting of Michael H. Jordan, Mel Karmazin and Fredric G. Reynolds."

Mr. Leslie Moonves                                    CONFIDENTIAL & PROPRIETARY
January 20, 1998
Page 2




         2. Current paragraph 1(b) of the Agreement is hereby replaced with the following:


                  "(b) Executive shall report directly and only to the person who is Chairman and Chief Executive Officer of CBS (currently, Michael
         H. Jordan)."



         3. The following is hereby added to the end of the first sentence of current paragraph 1(c) of the Agreement:


         "and, in addition to such authority and responsibility to run CED, Executive shall, beginning August 7, 1997, have full authority and responsibility to run Eyemark Entertainment, CBS Enterprises, and sales, advertising and promotion, and research for CBS Network Television, all in accordance with CBS policies and practices."



         4. Current paragraph 1(d) of the Agreement is hereby replaced with the following:


                  "(d) So long as this agreement is not terminated pursuant to paragraph 7 below and Executive is rendering services hereunder, Executive shall provide executive services to CBS in a manner determined by the person who is Chairman and Chief Executive Officer of CBS (currently, Michael H. Jordan)."



         5. The second sentence through the last sentence of current paragraph 3 of the Agreement (relating to CBS executive and stock plans) are hereby replaced with the following two paragraphs:


                  "As provided in this agreement prior to the Amendment, Executive shall be eligible for participation in the CBS Supplemental Executive Retirement Plan (SERP), or any successor plan thereto, with Executive's participation in SERP to be based upon fifty percent (50%) of the annual bonus payment provided for in paragraph 2(b) of this agreement, such participation in or benefits under such plan to be subject to the terms of such plan as such plan may be in effect from time to time.

Mr. Leslie Moonves                                    CONFIDENTIAL & PROPRIETARY
January 20, 1998
Page 3




                  From and after the date of the Amendment, Executive shall be entitled during the remaining term of this agreement so long as he is an employee of CBS to participate in or receive benefits under any and all other CBS employee benefit plans made available to CBS senior-level executives, such participation in or benefits under any such plan or plans to be subject to the terms of such plans as such plans may be in effect from time to time; provided, however, that Executive shall not be entitled to any annual incentives other than the bonus payments provided in paragraph 2(b) of this agreement or any stock options other than the stock options provided in paragraph 16 of this agreement, and provided, however, that Executive shall not be entitled to participate in or receive benefits under any plan provided exclusively to the Chief Executive Officer or provided solely to executives of, or relating primarily to the performance or sale of, a particular business or groups of businesses not involving Executive."



         6. The following is hereby added as new paragraph 16 of the Agreement:


                           "Prior to the effective date of the Amendment and after November 24, 1995, Executive received three stock option grants from CBS Corporation for 50,000, 80,000 and 80,000 shares, respectively, of common stock of CBS Corporation. Each such stock option grant is reflected in and governed by a stock option agreement executed by CBS Corporation and Executive.

                  Subject to execution by both parties of the Amendment and the relevant stock option agreements, Executive has been granted non-qualified stock options to purchase an aggregate of 790,000 shares of common stock of CBS Corporation under the CBS Corporation 1993 Long-Term Incentive Plan or its successor as in effect from time to time (the "Plan"). The options for 500,000 shares of this aggregate amount all have an option exercise price per share of $21.75, the fair market value (as defined in the Plan) of the CBS Corporation common stock on the grant date for these options (June 17, 1997), will all become exercisable ("vest") beginning on June 18, 1998, and will all expire on June 16, 2007. The options for the remaining 290,000 shares of this aggregate amount all have an option exercise price per share of $24.3125, the fair market value (as defined in the Plan) of the CBS Corporation common stock on the grant date for these options (July 28, 1997), will vest beginning on July 29, 1998 as to 96,666 shares, on July 29, 1999 as to 96,667 shares and on July 16, 2000 as to 96,667 shares, and will all expire on July 27, 2007. In each case, these options will vest only if Executive is an employee of CBS Corporation or one of its subsidiaries on the vesting date except as otherwise set forth in the relevant stock option agreement. The relevant stock option agreements for these option grants will define and govern all of the terms and conditions of the stock options, including but not limited to termination provisions. Such stock option agreements will be issued upon execution of the Amendment by both parties.

Mr. Leslie Moonves                                    CONFIDENTIAL & PROPRIETARY
January 20, 1998
Page 4




                  Executive will be considered for a grant of additional stock options during the Employment Term so long as this agreement is not terminated pursuant to paragraph 7 hereof and Executive is rendering services hereunder, it being understood that any such grant would be within the sole discretion of the Compensation Committee of the Board of Directors of CBS Corporation and that there would be no guarantee of any such further grant or as to the terms thereof even if other senior-level CBS executives or members of the CBS Committee are granted additional stock options."



         7. The following is hereby added as new paragraph 17 of the Agreement:


                  "Beginning August 7, 1997 and for the remaining term of this agreement so long as Executive is rendering services hereunder, Executive shall have a right of non-exclusive but priority business use of (and may also use for non-business travel on a prudent basis when an airplane is available, it being understood that business purpose trips take priority over non-business travel) any jet airplane(s) which CBS Corporation owns or leases during that time, it being understood that CBS Corporation is under no obligation to maintain or increase its current number of airplanes or to lease or charter any additional airplanes for this purpose. Such right of priority use would be subject to (i.e. subordinate to) the right of use by the Chief Executive Officer and equal to the right of use by any other CBS executive whose position is commensurate with Executive's position. With respect to any conflict of use between Executive and any other such equal executive, Executive and such other executive will work in good faith to coordinate their schedules and accommodate the other's travel needs, it being understood that from time to time it may become necessary for Executive and/or any such other executive to use a commercial flight in lieu of a company airplane. Executive's family members may accompany him on corporate aircraft flights. Flight Operations will outline to Executive the tax implications of any use of corporate aircraft by Executive and any members of his family. Executive will not be required to reimburse CBS for any non-business use of corporate aircraft."



         Except as specifically amended in the Amendment, all the terms and conditions of the Agreement are in all other respects hereby ratified and confirmed.

Mr. Leslie Moonves                                    CONFIDENTIAL & PROPRIETARY
January 20, 1998
Page 5




         Kindly sign in the space provided below to indicate your acceptance of the foregoing and return one copy of the Amendment to Ms. Karen Beldegreen at CBS.


                                                      Very truly yours,


                                                      CBS Broadcasting Inc.


                                                      By: /s/ MICHAEL H. JORDAN
                                                          ---------------------
                                                      Name:   Michael H. Jordan
                                                      Its:    Chairman and Chief
                                                              Executive Officer





Consented to, Accepted and Agreed:


/s/ LESLIE MOONVES
------------------
Leslie Moonves

Date: 1-22-98
------------------